   As filed with the Securities and Exchange Commission on November 29, 2001
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                   XICOR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              --------------------

          CALIFORNIA                          3674                      94-2526781
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL        (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                               1511 BUCKEYE DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 432-8888
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                                  LOUIS DINARDO
                               PRESIDENT AND CHIEF
                                EXECUTIVE OFFICER
                                   XICOR, INC.
                               1511 BUCKEYE DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 432-8888
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                              --------------------

                                   Copies to:

                              DON S. WILLIAMS, ESQ.
                               JAY D. HANSEN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300

                              --------------------

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                        PROPOSED         PROPOSED MAXIMUM
       TITLE OF EACH CLASS         AMOUNT TO BE     MAXIMUM OFFERING    AGGREGATE OFFERING         AMOUNT OF
 OF SECURITIES TO BE REGISTERED    REGISTERED(1)     PRICE PER SHARE          PRICE           REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock no par value......     4,356,286           $10.745           $46,808,293.00          $11,187.18
=================================================================================================================

(1) Shares of Common Stock being registered hereby are accompanied by the Registrant's Common Stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for Common Stock and will be transferred along with and only with the Common Stock. Represents shares being registered for resale by the holders of convertible subordinated notes and warrants to purchase Common Stock (the "Selling Stockholders"), pursuant to an agreement among the Registrant and the Selling Stockholders, as follows: (i) 4,356,286 shares of Common Stock, representing 105% of the shares currently issuable upon conversion of subordinated convertible notes and the exercise of warrants to purchase Common Stock held by Selling Stockholders and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of Common Stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the Selling Stockholders.

(2) Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the Common Stock of Xicor, Inc. as reported on the Nasdaq National Market on November 23, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

--------------------------------------------------------------------------------

                 Subject to Completion, Dated November 29, 2001

                                4,356,286 SHARES

                                   XICOR, INC.

                                  COMMON STOCK

        The selling stockholders of Xicor, Inc. ("Xicor," "we," or "the Company") listed on page 11 may offer and resell up to 4,356,286 shares of Xicor, Inc. common stock under this prospectus, for their own account. We will not receive any proceeds from such sales. We issued these shares of our common stock to the selling stockholders in private transactions.

        Our common stock is listed on the Nasdaq National Market under the symbol "XICO." On December ___, 2001, the last reported sale price for the Common Stock on the Nasdaq National Market was $____ per share.

        SEE "RISK FACTORS" BEGINNING AT PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

--------------------------------------------------------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December __, 2001.

                                     SUMMARY

        Xicor is a fabless semiconductor company that designs, develops and markets a wide variety of programmable mixed-signal integrated circuits and nonvolatile memory products used in networking, computing, communication, consumer and industrial applications. By virtue of their nonvolatility, our devices retain their information content when power is lost or turned off. Reprogramming is accomplished by "writing" over the old data without a need for first "erasing" the old data. Our devices can be reprogrammed bit by bit or in larger groups of bits called "bytes," "words" and "pages" without being removed from the system and operate from the same power source used in microcontroller and microprocessor-based systems, or even lower voltages common in hand-held and portable products. Our products are sold in a variety of packages, including plastic, ceramic and chip scale packages for small footprint and height.

        The combination of reprogrammability and nonvolatility has enabled our customers to develop products with characteristics that can be altered from a remote location by a technician or on-site by a non-technical user through a keyboard, or which are automatically self-calibrating, thereby reducing field service costs. Either the distributor or the end user subsequent to the production process can customize microcontroller or microprocessor-based products incorporating our devices. This simplifies production control, reduces lead-time required for such customization and permits lower inventory levels to be maintained. Our products also offer programmable security locks enabling system producers to prevent changes to embedded programs.

        We are incorporated in California and our executive offices are located at 1511 Buckeye Drive, Milpitas, California 95035, and our telephone number at that address is (408) 432-8888.

                                  RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, AND AN UNANTICIPATED DECLINE IN REVENUE MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

        You should not use our past financial performance to predict future operating results. We have incurred net losses in three of the last four years. Our recent quarterly and annual operating results have fluctuated, and will continue to fluctuate, due to the following factors, all of which are difficult to forecast and many of which are out of our control: the cyclical nature of both the semiconductor industry and the markets addressed by our products including the current severe business down cycle; competitive pricing pressures and related changes in selling prices; new product announcements and introductions of competing products by us or our competitors; market acceptance and subsequent design-in of new products; unpredictability of changes in demand for, or in the mix of, our products; the timing of significant orders including the fact that the sales level in any specific quarter depends significantly on orders received during that quarter; the gain or loss of significant customers; the availability, timely deliverability and cost of products manufactured on our behalf by third-party suppliers; product obsolescence; lower of cost or market inventory adjustments; changes in the channels through which our products are distributed; exchange rate fluctuations; general economic, political and environmental-related conditions, such as natural disasters; difficulties in forecasting, planning and managing of inventory levels; and unanticipated research and development expenses associated with new product introductions.

THE EXIT FROM A PORTION OF OUR MEMORY BUSINESS HAS CHANGED OUR BUSINESS MODEL AND IS CAUSING A REDUCTION IN OUR REVENUES.

        In the first quarter of 2001, Xicor announced its plan to exit from offering stand-alone low-density serial EEPROM memory products. Xicor's goal is to sell the serial memory business. However, Xicor may be unable to secure a buyer for the business, particularly in light of the current weak economic conditions.

        The transition out of the serial EEPROM memory business is requiring the Company to devote significant time and expense to transition activities at the same time it is increasing its focus on its mixed-signal products. If Xicor's penetration of the mixed-signal market does not increase, Xicor's operating results could be seriously harmed and its stock price could decline. Further, as a result of the transition, Xicor has become a smaller company with limited resources and a reduced workforce. Xicor may not be able to effectively use its limited resources to increase new product development and build its mixed-signal product business. This could cause a further decline in Xicor's revenues.

THE SELLING PRICES FOR OUR PRODUCTS ARE VOLATILE AND HAVE HISTORICALLY DECLINED OVER THE LIFE OF A PRODUCT. IN ADDITION, THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY PRODUCES FLUCTUATIONS IN OUR OPERATING RESULTS.

        The semiconductor industry has historically been cyclical, characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Downturns are generally characterized by diminished product demand, production over-capacity and accelerated decline of average selling prices, and in some cases have lasted for more than one year. We are presently experiencing an economic downturn that is harming our business. Our success depends on a better supply and demand balance within the industry and the various electronics industries that use semiconductors, including networking, communications and industrial companies, returning to more normal buying patterns.

WE DO NOT TYPICALLY ENTER INTO LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND WE CANNOT BE CERTAIN AS TO FUTURE ORDER LEVELS FROM OUR CUSTOMERS.

        The composition of our major customer base changes as the market demand for our customers' products change. A small number of customers have accounted for a substantial portion of our sales. A reduction, delay, or cancellation of orders from a large customer could harm our business. The loss of, or reduced orders by, any of our key customers could result in a significant decline in our sales.

WE DEPEND ON DISTRIBUTORS AND MANUFACTURERS' REPRESENTATIVES TO GENERATE A MAJORITY OF OUR SALES.

        Distributors serve as a channel of sale to many end users of our products. During 2000, 47% of our sales were through distribution, with one distributor accounting for 19% of our sales. During the third quarter of 2001, approximately 41% of sales were through distribution, with one distributor accounting for 21% of our sales. Our distributors and manufacturers' representatives could discontinue selling our products at any time. The loss of any significant distributor or manufacturers' representative could seriously harm our operating results by impairing our ability to sell our products.

OUR BACKLOG MAY NOT RESULT IN FUTURE REVENUE, WHICH WOULD SERIOUSLY HARM OUR BUSINESS.

        Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. A reduction of backlog during any particular period, or the failure of our backlog to result in future revenue, could harm our business.

OUR FUTURE SUCCESS DEPENDS IN PART ON THE CONTINUED SERVICES OF OUR KEY DESIGN, ENGINEERING, SALES, MARKETING AND EXECUTIVE PERSONNEL AND OUR ABILITY TO IDENTIFY, RECRUIT AND RETAIN QUALIFIED PERSONNEL.

        There is significant competition for qualified personnel in the semiconductor industry, in particular for the highly skilled engineers involved in the design and development of our mixed-signal products. At times competition has been especially intense in Silicon Valley, where our design, research and development, and corporate headquarters are located. The failure to recruit and retain key design engineers or other technical and management personnel could harm our business.

OUR DEPENDENCE ON THIRD-PARTY FOUNDRIES TO MANUFACTURE OUR PRODUCTS AND ON SUBCONTRACTORS TO SORT, ASSEMBLE AND TEST OUR PRODUCTS AND SHIP OUR PRODUCTS TO CUSTOMERS SUBJECTS US TO A NUMBER OF RISKS.

        Xicor outsources all manufacturing operations. Our reliance on third-party foundries and subcontractors to manufacture our products and ship our products to customers involves the following significant risks:

        o   reduced control over delivery schedules and quality;

        o the potential lack of adequate capacity during periods of strong demand;

        o difficulties selecting and integrating new foundries and subcontractors;

        o limited warranties by third-party manufacturers on products supplied to us; and

        o potential increases in product costs due to capacity shortages and other factors.

        These risks may lead to a possible loss of sales, increased costs, delayed product delivery or loss of competitive advantage, which would harm our profitability and customer relationships.

        Additionally, as Xicor shifts manufacturing of existing products between foundries and third-party subcontractors, certain customers require requalification of such products prior to accepting delivery. Delays in customer qualification schedules or lack of qualification of such products could result in the loss of sales, which could seriously harm our operating results.

OUR OPERATING EXPENSES ARE RELATIVELY FIXED, AND WE ORDER MATERIALS IN ADVANCE OF ANTICIPATED CUSTOMER DEMAND. THEREFORE, WE HAVE LIMITED ABILITY TO REDUCE EXPENSES QUICKLY IN RESPONSE TO ANY REVENUE SHORTFALLS.

        Our operating expenses are relatively fixed, and we therefore have limited ability to reduce expenses quickly in response to any revenue shortfalls. Consequently, our operating results will be harmed if our sales do not meet our revenue projections. Revenue shortfalls can occur for any of the following reasons: economic slowdowns in the markets we serve; significant pricing pressures that occur because of declines in selling prices over the life of a product; the reduction, rescheduling or cancellation of customer orders; and sudden shortages of raw materials or fabrication, sort, test or assembly capacity constraints that lead our suppliers to allocate available supplies or capacity to other customers which, in turn, harm our ability to meet our sales obligations.

        In addition, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from our outside suppliers and foundries, we order materials and produce finished products in advance of anticipated customer demand. This advance ordering and production has and may continue to result in excess inventory levels or inventory write-downs if expected orders fail to materialize or prices decrease substantially.

WE HAVE ENTERED INTO CERTAIN MINIMUM WAFER PURCHASE COMMITMENTS WITH FOUNDRY PARTNERS IN EXCHANGE FOR CAPACITY COMMITMENTS AND PLAN OUR PRODUCTION BASED ON INTERNAL FORECASTS OF CUSTOMER DEMAND. SHOULD DEMAND FOR OUR PRODUCTS DECREASE, WE MAY BE REQUIRED TO MAKE PAYMENTS FOR UNUSED CAPACITY WHICH WOULD CAUSE OUR COSTS TO INCREASE.

BECAUSE OUR PRODUCTS TYPICALLY HAVE LENGTHY SALES CYCLES, WE MAY EXPERIENCE SUBSTANTIAL DELAYS BETWEEN INCURRING EXPENSES RELATED TO RESEARCH AND DEVELOPMENT AND THE GENERATION OF SALES.

        Due to the length of the product design-in cycle we usually require more than nine months to realize volume shipments after a customer first samples our product. We first work with customers to achieve a design win, which may take three months or longer. Our customers then complete the design, testing and evaluation process and begin to ramp up production, a period which typically lasts an additional six months or longer. As a result, a significant period of time may elapse between our research and development efforts and our realization of revenue, if any, from volume purchasing of our products by our customers.

WE FACE INTENSE COMPETITION FROM COMPANIES WITH SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES THAT COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE SALES OF OUR PRODUCTS.

        We compete with major domestic and international semiconductor companies such as Atmel Corporation, ST Microelectronics, Maxim, and Analog Devices, all of whom have substantially greater financial, technical, marketing, distribution, and other resources than we do and have their own facilities for the production of semiconductor components. In addition, our foundry partners have the right to develop and fabricate products based on our process technology.

OUR MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND, THEREFORE, OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP AND INTRODUCE NEW PRODUCTS.

        The markets for our products are characterized by rapidly changing technologies; evolving and competing industry standards; changing customer needs; frequent new product introductions and enhancements; increased integration with other functions; and rapid product obsolescence.

        To develop new products for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. In addition, we must have our products designed into our customers' future products and maintain close working relationships with key customers in order to develop new products that meet their rapidly changing needs.

        We cannot assure you that we will be able to identify new product opportunities successfully, develop and bring to market new products at competitive costs, achieve design wins or respond effectively to new technological changes or product announcements by our competitors. Furthermore, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm our operating results.

OUR COST OF SALES MAY INCREASE IF WE ARE REQUIRED TO PURCHASE ADDITIONAL MANUFACTURING CAPACITY IN THE FUTURE.

        To obtain additional manufacturing capacity in the future, we may be required to make deposits, equipment purchases, loans, enter into joint ventures, equity investments or technology licenses in or with wafer fabrication companies. These transactions could involve a commitment of substantial amounts of our capital and technology licenses in return for production capacity. We may be required to seek additional debt or equity financing in order to secure this capacity and we may not be able to obtain such financing.

OUR ABILITY TO COMPETE SUCCESSFULLY WILL DEPEND, IN PART, ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WE MAY NOT BE ABLE TO DO SUCCESSFULLY.

        We rely on a combination of patents, trade secrets, copyright and mask work production laws and rights, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Our operating results could be seriously harmed by the failure to be able to protect our intellectual property. Policing unauthorized use of our intellectual property, however, is difficult, especially in foreign countries. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. We recently filed suit against a competitor to protect our intellectual property. Litigation of this type can result in substantial costs and diversion of resources and can harm our business, operating results and financial condition regardless of the outcome of the litigation.

IF XICOR OR ANY OF OUR FOUNDRIES OR THIRD-PARTY SUBCONTRACTORS IS ACCUSED OF INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES, WE MAY BECOME SUBJECT TO TIME-CONSUMING AND COSTLY LITIGATION. IF WE LOSE OR SETTLE CLAIMS, WE COULD SUFFER A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS AND BE FORCED TO PAY ROYALTIES AND DAMAGES.

        Third parties have and may continue to assert that our products infringe their proprietary rights, or may assert claims for indemnification resulting from infringement claims against us. Any such claims may cause us to delay or cancel shipment of our products or pay royalties and damages that could seriously harm our business, financial condition and results of operations. In addition, irrespective of the validity or the successful assertion of such claims, we could incur significant costs in defending against such claims.

        We have received notices claiming infringement of patents from several semiconductor manufacturers with respect to certain aspects of our processes and devices and these matters are under investigation and review. Although patent holders typically offer licenses and we have entered into such license agreements in the past, we may not be able to obtain licenses on acceptable terms, and disputes may not be resolved without costly litigation.

OUR BUSINESS MAY SUFFER DUE TO RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS.

        Our international sales accounted for approximately 57% of total sales in the third quarter of 2001 and 53% of total sales in fiscal year 2000. Our international business activities are subject to a number of risks, any of which could impose unexpected costs on us that would have an adverse effect on our operating results. These risks include difficulties in complying with regulatory requirements and standards; tariffs and other trade barriers; costs and risks of localizing products for foreign countries; severe currency fluctuations and economic deflation; reliance on third parties to distribute our products; longer accounts receivable payment cycles; potentially adverse tax consequences; and burdens of complying with a wide variety of foreign laws.

BUSINESS INTERRUPTIONS COULD HARM OUR BUSINESS.

        Our operations and those of our foundries and other manufacturing subcontractors are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Our facilities and the facility of one of our foundries in the State of California may be subject to electrical blackouts due to a shortage of available electrical power. If these blackouts continue or increase in severity, they could disrupt Xicor's operations. Business interruption insurance may not provide protection due to the deductible periods or be enough to compensate us for losses that may occur. Additionally, Xicor has been unable to obtain earthquake insurance of reasonable costs and limits.

WE MAY FACE INTERRUPTION OF PRODUCTION AND SERVICES DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO RECENT AND POTENTIAL FUTURE TERRORIST ACTIVITIES.

        Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services, particularly any such delays or stoppages which harm our ability to obtain an adequate supply of wafers and products from our foreign foundries or contractors, could harm our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from customers that have been affected by the terrorist activities and potential activities. The United States economy in general is being adversely affected by terrorist activities and potential terrorist activities. Any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business. Moreover, we cannot determine whether other attacks may occur in the future and the effects of such attacks on our business.

OUR NOVEMBER 2001 DEBT FINANCING SUBSTANTIALLY INCREASED OUR INDEBTEDNESS WHICH MAY MAKE IT MORE DIFFICULT TO OBTAIN FINANCING IN THE FUTURE AND CAUSE OUR BUSINESS TO SUFFER.

        As a result of our November 2001 sale of notes and warrants, we incurred $35 million of additional indebtedness. The level of our indebtedness, among other things, could:

        o make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

        o limit our flexibility in planning for, or reacting to changes in, our business; and

        o   make us more vulnerable in the event of a downturn in our business.

        If any of these risks materialize we may be unable to successfully execute our business plan.

OUR BUSINESS COULD BE HARMED IF THE NET PROCEEDS FROM THE NOVEMBER 2001 DEBT FINANCING ARE USED INEFFECTIVELY.

        We have flexibility in applying the net proceeds of the debt financing. We intend to use the proceeds of this offering for working capital and general corporate purposes. We may also use the proceeds for acquisitions, including acquisitions of intellectual property and design teams, if appropriate candidates can be identified and mutually acceptable terms can be agreed upon. These purposes could also include funding research, development, sales and marketing and capital expenditures. The failure to apply these net proceeds effectively could harm our business, results of operations and financial condition.

THE CONVERSION OF OUR OUTSTANDING CONVERTIBLE DEBT AND EXERCISE OF WARRANTS ISSUED IN CONNECTION WITH OUR CONVERTIBLE DEBT MAY RESULT IN DILUTION TO HOLDERS OF OUR COMMON STOCK AND A REDUCTION IN THE PRICE OF OUR COMMON STOCK.

        In November 2001 we issued $35 million in convertible notes and related warrants. The convertible notes enable the holders to convert principal amounts owed under the notes into an aggregate of approximately 3.1 million shares of common stock at a conversion price of $11.22 per share. In connection with the issuance of the convertible notes we also issued warrants for the purchase of approximately one million shares of common stock that are exercisable at a price of $12.24 per share. If the price of our common stock exceeds the conversion price of the notes and exercise price of the warrants, holders of the notes and warrants may convert the debt and exercise the warrants. Xicor may force the conversion of all or a portion of the notes and warrants in certain circumstances. Our issuance of common stock at prices of $11.22 per share upon conversion of the debt and $12.24 per share upon exercise of the warrants may result in dilution to other holders of common stock and may cause the price of our common stock to fall. In addition, if note and warrant holders elect to sell the common stock issued upon the conversion of the debt and exercise of the warrants, the price of our common stock may fall.

WE MAY REQUIRE ADDITIONAL CAPITAL IN ORDER TO BRING NEW PRODUCTS TO MARKET, AND THE ISSUANCE OF NEW EQUITY SECURITIES WILL DILUTE YOUR INVESTMENT IN OUR COMMON STOCK.

        To implement our strategy of diversified product offerings, we need to bring new products to market. Bringing new products to market and ramping up production requires significant working capital. In November 2001 we issued $35 million of convertible subordinated notes and related warrants. In addition, we have in place a line of credit agreement with Coast Business Credit that provides up to $7.5 million of borrowings to support potential ongoing working capital requirements. We may need to borrow under this credit facility at some time. We may also sell additional shares of our stock or seek additional borrowings or outside capital infusions. We cannot assure you that such financing options will be available on terms acceptable to us, if at all. In addition, if we issue shares of our common stock, our shareholders will experience dilution with respect to their investment.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

        o   this prospectus, in the materials referred to in this prospectus;

        o   the materials incorporated by reference into this prospectus;

        o   our press releases.

        No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders listed on page 11 sell all of our common stock registered under this prospectus:

        o Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

        o   Quarterly Report on Form 10-Q for the quarter ended April 1, 2001.

        o   Quarterly Report on Form 10-Q for the quarter ended July 1, 2001.

        o Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

        o   Proxy Statement for the 2001 Annual Meeting of Stockholders.

        o   Current Report on Form 8-K filed on November 20, 2001.

        o The description of our common stock contained in our registration statement on Form 8-A as filed pursuant to section 12(g) of the Securities Exchange Act of 1934 on April 28, 1981.

        o The description of stock purchase rights associated with our preferred stock contained in our registration statement on Form 8-A as filed pursuant to section 12(g) of the Securities Exchange Act of 1934 on October 19, 2001.

        o All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2000.

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Xicor and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

        Investor Relations
        Xicor, Inc.
        1511 Buckeye Drive
        Milpitas, CA 95035
        (408) 432-8888

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus Supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus Supplement is accurate as of any date other than the date on the front page of those documents.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

        In November 2001, we sold convertible notes and related warrants in a private placement. In connection with the private placement, we agreed to register 105% of the common stock underlying the notes and warrants for resale by the selling stockholders. The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

        The shares being offered by the selling stockholders were acquired pursuant to a private placement of notes and warrants. Each note is convertible into shares of common stock by dividing the face amount on the note by a conversion price, which is $11.22 per share. In addition, each selling stockholder received warrants for the purchase of common stock, at a price of $12.24 per share.

        Robertson Stephens, Inc. and its affiliates have performed, and expect to continue to perform, financial advisory and investment banking services for Xicor, including acting as placement agent in connection with our November 2001 convertible subordinated note private placement. In addition, Robertson Stephens, Inc. is a registered broker-dealer. In the ordinary course of business, Robertson Stephens, Inc. and its affiliates may actively trade debt and equity securities of Xicor for its own account and for the accounts of its customers. Accordingly, Robertson Stephens, Inc. may at any time hold long or short positions in such accounts. Except for these relationships, no other material relationship has existed between Xicor and any of the selling stockholders for the past three years.

        We determined beneficial ownership in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling stockholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock.

                                             NUMBER OF SHARES                       NUMBER OF SHARES
                                            BENEFICIALLY OWNED                     BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING    NUMBER OF      AFTER THE OFFERING
                                           ---------------------  SHARES BEING    --------------------
                NAME                         NUMBER      PERCENT    OFFERED(1)     NUMBER      PERCENT
---------------------------------------    ----------    -------  ------------    --------     -------
Robertson Stephens, Inc.(2)                   93,583        *         98,262          0            *
Franklin Small Cap Growth Fund II(3)       1,680,036        7%     1,764,038          0            *
Franklin Convertible Securities Fund(4)      173,797        *        182,486          0            *
Franklin Aggressive Growth Fund(5)           173,797        *        182,486          0            *
Franklin California Growth Fund(6)           868,984        4%       912,434          0            *
The Northwestern Mutual Life Insurance
  Company(7)                                 231,729        1%       243,316          0            *
Levco Alternative Fund, Ltd.(8)              231,729        1%       191,368          0            *
Purchase Associates, L.P.(9)                 231,729        1%        51,948          0            *
Pine Ridge Financial Inc.(10)                697,188        3%       364,974      2,000            *
First Investors Holding Co. Inc.(11)         697,188        3%       364,974      2,000            *

--------------------
  *  Represents less than 1% of the outstanding common stock of the company

 (1) This number represents 105% of the total number of shares issuable upon conversion of the notes and warrants. The initial number of shares for the notes was calculated by dividing the face amount on each individual note by the initial conversion price of $11.22 per share. We were required to register an additional 5% of the shares initially issuable upon conversion of the notes and exercise of the warrants to cover any adjustments in the conversion price of the notes or the number of shares issuable upon exercise of the warrants due to certain adjustment mechanisms in those securities.

 (2) Consists of shares issuable upon exercise of a warrant for the purchase of common stock at an exercise price of $12.24 per share, issued to Robertson Stephens, Inc. as partial compensation for placement agent activities.

 (3) Includes 1,292,335 shares issuable upon conversion of a promissory note at an initial conversion price of $11.22 per share and 387,701 shares upon exercise of a warrant with an initial exercise price of $12.24 per share.

 (4) Includes 133,690 shares issuable upon conversion of a promissory note at an initial conversion price of $11.22 per share and 40,107 shares upon exercise of a warrant with an initial exercise price of $12.24 per share.

 (5) Includes 133,690 shares issuable upon conversion of a promissory note at an initial conversion price of $11.22 per share and 40,107 shares upon exercise of a warrant at an initial exercise price of $12.24 per share.

 (6) Includes 668,449 shares issuable upon conversion of a promissory note at an initial conversion price of $11.22 per share and 200,535 shares upon exercise of a warrant at an initial exercise price of $12.24 per share.

 (7) Includes 178,253 shares issuable upon conversion of a promissory note at an initial conversion price of $11.22 per share and 53,476 shares upon exercise of a warrant at an initial exercise price of $12.24 per share.

 (8) Includes 140,196 shares issuable upon conversion of a promissory note held by Levco Alternative Fund, Ltd. at an initial conversion price of $11.22 per share and 42,059 shares upon exercise of a warrant held by Levco Alternative Fund, Ltd. at an initial exercise price of $12.24 per share. In addition, this amount includes 38,057 shares issuable upon conversion of a promissory note held by its affiliate, Purchase Associates, L.P., at an initial conversion price of $11.22 per share and 11,417 shares upon exercise of a warrant held by Purchase Associates, L.P. at an initial exercise price of $12.24 per share.

 (9) Includes 38,057 shares issuable upon conversion of a promissory note held by Purchase Associates, L.P. at an initial conversion price of $11.22 per share and 11,417 shares upon exercise of a warrant held by Purchase Associates, L.P. at an initial exercise price of $12.24 per share. In addition, this amount includes 140,196 shares upon conversion of a promissory note held by its affiliate, Levco Alternative Fund, Ltd., at an initial conversion price of $11.22 per share and 42,059 shares upon exercise of a warrant held by Levco Alternative Fund, Ltd. at an initial exercise price of $12.24 per share.

(10) Includes 267,380 shares issuable upon conversion of a promissory note held by Pine Ridge Financial Inc. at an initial conversion price of $11.22 per share and 80,214 shares upon exercise of a warrant held by Pine Ridge Financial, Inc. at an initial exercise price of $12.24 per share. In addition, this amount includes 267,380 shares issuable upon conversion of a promissory note held by its affiliate, First Investors Holding Co., Inc. at an initial conversion price of $11.22 per share and 80,214 shares upon exercise of a warrant held by First Investors Holding Co., Inc. at an initial exercise price of $12.24 per share. Also includes 2,000 shares already owned and held for its own account.

(11) Includes 267,380 shares issuable upon conversion of a promissory note held by First Investors Holding Co., Inc. at an initial conversion price of $11.22 per share and 80,214 shares upon exercise of a warrant held by First Investors Holding Co., Inc. at an initial exercise price of $12.24 per share. This amount also includes 267,380 shares issuable upon conversion of a promissory note held by its affiliate, Pine Ridge Financial, Inc., at an initial conversion price of $11.22 per share and 80,214 shares upon exercise of a warrant held by Pine Ridge Financial, Inc. at an initial exercise price of $12.24 per share. Also includes 2,000 shares already owned and held for its own account.


                              PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

        The sale of the shares may be effected in one or more of the following methods:

        o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

        o   in the over-the-counter market;

        o in transactions otherwise than on such exchanges or services in the over-the-counter market;

        o through the writing of options, whether the options are listed on an option exchange or otherwise; or

        o   through the settlement of short sales.

        In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the securities act. Neither Xicor nor any selling stockholder can presently estimate the amount of such compensation. Xicor knows of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

                                  LEGAL MATTERS

        The validity of the issuance of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                  -------------

                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
             Summary ..........................................   2
             Risk Factors .....................................   3
             Note Regarding Forward-Looking Statements ........   9
             Where You Can Find More Information ..............   9
             Use of Proceeds ..................................  10
             Selling Stockholders .............................  11
             Plan of Distribution .............................  12
             Legal Matters ....................................  14
             Experts ..........................................  14



                                4,356,286 SHARES



                                  XICOR, INC.



                                  COMMON STOCK


                             ----------------------

                                   PROSPECTUS

                             ----------------------






                               December __, 2001



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

                                                                  AMOUNT TO BE PAID
                                                                  -----------------
       SEC registration fee.....................................     $ 11,187.00
       Legal fees and expenses*.................................     $250,000.00
       Accounting fees and expenses*............................     $ 75,000.00
       Printing expenses*.......................................     $  2,000.00
       Miscellaneous*...........................................     $ 11,813.00
                                                                     -----------
       Total*...................................................     $350,000.00
                                                                     ===========

---------------
*  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Article IX of the Registrant's Amended Bylaws provides (subject to certain limitations) for indemnification of agents of the Registrant, including officers and directors, who were or are parties to any action or proceeding against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with all threatened, pending or completed actions or proceedings, including civil, criminal, administrative, arbitration and investigative actions and proceedings, including any appeal thereof, that arise by reason of the fact that any such persons are or were agents of the Registrant.

        Article IV of the Registrant's Amended and Restated Articles of Incorporation provides for indemnification of directors and officers to the maximum extent permitted by California law. Pursuant to the authority provided by its Amended and Restated Articles of Incorporation, the Registrant has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections.

        Under the Registration Rights Agreement (Exhibits 4.3 hereto), the Registrant has agreed to indemnify the selling stockholders and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

  EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
  -------                          -----------------------
  3.1(a)    Amended and Restated Articles of Incorporation dated December 9,
            1987

  3.2(a)    Bylaws, as amended to date, of the Registrant

  3.2A(b)   Certificate of Amendment of Bylaws effective as of January 28, 1998

  3.2B(c)   Certificate of Amendment of Bylaws effective as of June 4, 1999

  3.2C(d)   Certificate of Amendment of Bylaws effective as of May 30, 2000

  4.1(e)    Form of 5.5% Convertible Subordinated Note

  4.2(e)    Form of Warrant to Purchase Common Stock

  4.3(e) Registration Rights Agreement dated as of November 16, 2001 by and among Xicor, Inc., Robertson Stephens, Inc. and the Buyers as defined therein

  5.1       Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 10.1(e) Securities Purchase Agreement dated as of November 16, 2001 by and between Xicor, Inc. and the Buyers as defined therein

 23.1       Consent of Independent Accountants

 23.4       Consent of Counsel (included in Exhibit 5.1)

 24.1       Power of Attorney (included on page II-4)

----------------
(a) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1987.

(b) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1998.

(c) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999.

(d) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000.

(e) Incorporated by reference from the Registrant's Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2001.

ITEM 17. UNDERTAKINGS.

        Xicor hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Xicor pursuant to the foregoing provisions, or otherwise, Xicor has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Xicor of expenses incurred or paid by a director, officer, or controlling person of Xicor in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Xicor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, state of California, on November 29, 2001.

                                   XICOR, INC.

                                   By: /s/ Louis DiNardo
                                      --------------------------------
                                       Louis DiNardo
                                       President and Chief
                                       Executive Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Louis DiNardo and Geraldine N. Hench, and each of them individually, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                               TITLE                         DATE
               ---------                               -----                         ----

/s/ J. Daniel McCranie               Chairman of the Board                     November 29, 2001
----------------------------------
        J. Daniel McCranie

/s/ Louis DiNardo                    President and Chief Executive Officer     November 29, 2001
----------------------------------   (Principal Executive Officer)
           Louis DiNardo

/s/ Geraldine N. Hench               Vice President, Finance and               November 29, 2001
----------------------------------   Administration and Chief Financial
        Geraldine N. Hench           Officer (Principal Financial Officer)

/s/ Julius Blank                     Director                                  November 29, 2001
----------------------------------
          Julius Blank

/s/ Andrew W. Elder                  Director                                  November 29, 2001
----------------------------------
          Andrew W. Elder

/s/ Emmanuel Hernandez               Director                                  November 29, 2001
----------------------------------
        Emmanuel Hernandez

/s/ Geoffrey Winkler                 Director                                  November 29, 2001
----------------------------------
         Geoffrey Winkler

                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
  -------                          -----------------------
  3.1(a)    Amended and Restated Articles of Incorporation dated December 9,
            1987.

  3.2(a)    Bylaws, as amended to date, of the Registrant

  3.2A(b)   Certificate of Amendment of Bylaws effective as of January 28, 1998

  3.2B(c)   Certificate of Amendment of Bylaws effective as of June 4, 1999

  3.2C(d)   Certificate of Amendment of Bylaws effective as of May 30, 2000

  4.1(e)    Form of 5.5% Convertible Subordinated Note

  4.2(e)    Form of Warrant to Purchase Common Stock

  4.3(e) Registration Rights Agreement dated as of November 16, 2001 by and among Xicor, Inc., Robertson Stephens, Inc. and the Buyers as defined therein

  5.1       Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 10.1(e) Securities Purchase Agreement dated as of November 16, 2001 by and between Xicor, Inc. and the Buyers as defined therein

 23.1       Consent of Independent Accountants

 23.4       Consent of Counsel (included in Exhibit 5.1)

 24.1       Power of Attorney (included on page II-4)

----------------
(a) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1987.

(b) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1998.

(c) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999.

(d) Incorporated by reference from the Registrant's Report on Form 10-K filed with Securities and Exchange Commission for the year ended December 31, 2000.

(e) Incorporated by reference from the Registrant's Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2001.